U.S. DISCIPLINED EQUITY PORTFOLIO
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
6/6/02  	Nortel Networks Corp.

Shares            Price         Amount
27,900  	  $1.41         $39,339
                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue       JPMorgan Funds
$0.056      N/A 	 0.01%	            0.29%

Brokers
Credit Suisse First Boston Corp.

Underwriters of Nortel Networks Corp.*

*Underwriters of Nortel Networks Corp. were unavailable at time of filing.